                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      LAWSON PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
   [LOGO]

LAWSON PRODUCTS, INC.
1666 East Touhy Avenue
Des Plaines, Illinois 60018
--------------------------

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 11, 1999

------------------------

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the "Company" or "Lawson"), which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 11, 1999, at 10:00 A.M. (Local Time) for the following purposes:

(1) To elect three directors to serve three years;

(2) To consider and vote upon a proposal to amend the Company's Incentive Stock Plan (the "Plan") to (i) include the outside directors of the Company as participants and (ii) limit the number of shares of the Company's Common Stock with respect to which options or stock appreciation rights may be granted during any calendar year to any one participant under the Plan to 60,000 shares;

(3) To consider and vote upon two stockholder proposals if presented by their proponents;

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 31, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this notice is a form of proxy, a Proxy Statement and a copy of the Company's 1998 Annual Report.

EVEN IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. IF YOU EXECUTE A PROXY, YOU STILL MAY ATTEND THE MEETING AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          Robert J. Washlow
                                          SECRETARY
Des Plaines, Illinois
April 12, 1999

   [LOGO]

LAWSON PRODUCTS, INC.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

--------------------------

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

May 11, 1999

------------------------

This Proxy Statement is being sent to stockholders on or about April 12, 1999, in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company. Only stockholders of record at the close of business on March 31, 1999, are entitled to notice of and to vote at the meeting. The Company has retained Morrow & Co., Inc., a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $5,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time, the shares represented thereby will be voted, but the proxy may be revoked at any time prior to its exercise by execution of a later dated proxy or by voting in person at the annual meeting.

As of March 31, 1999, the Company had outstanding 10,623,822 shares of the Company's Common Stock (the "Common Stock") and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

It is intended that the named proxies will vote in favor of the election as directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees, for the proposal to amend the Company's Incentive Stock Plan and against the two stockholder proposals. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will have no effect on any proposal at this annual meeting for which a vote is not indicated on the proxies.

ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares he owns, and he may cast his votes for one nominee or distribute them in any manner he chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board is currently set at nine members. The Board is divided into three classes, with one class being elected each year for a three-year term. At the meeting, three directors are to be elected to serve until 2002.

The following information has been furnished by the respective nominees and continuing directors:

                                                                                                               YEAR FIRST
                                                                                                                 ELECTED
NAME                                         AGE                       PRINCIPAL OCCUPATION                     DIRECTOR
---------------------------------------      ---      -------------------------------------------------------  -----------

NOMINEES TO BE ELECTED TO SERVE UNTIL 2002
Ronald B. Port, M.D....................          58   Physician                                                      1984
Robert G. Rettig.......................          69   Consultant                                                     1989
Peter G. Smith.........................          60   Retired President and Chief Operating Officer of the           1985
                                                        Company

DIRECTORS WHOSE TERMS EXPIRE IN 2001
Bernard Kalish.........................          61   Chairman of the Board and Chief Executive Officer of           1983
                                                        the Company
Sidney L. Port.........................          88   Chairman of the Executive Committee of the Company             1953
Robert J. Washlow......................          54   Executive Vice President -- Corporate Affairs since            1997
                                                        1998, and since January 1, 1999, Office of the
                                                        President. Secretary of the Company

DIRECTORS WHOSE TERMS EXPIRE IN 2000
James T. Brophy........................          71   Private Investor                                               1971
Mitchell H. Saranow....................          53   Chairman of the Saranow Group since August 1996. Prior         1998
                                                        thereto, Mr. Saranow was Chairman of Fluid
                                                        Management, L.P. for more than five years
Jerome Shaffer.........................          71   Vice President and Treasurer of the Company                    1989

------------------------

- The Executive Committee, the members of which are Sidney L. Port, Bernard Kalish and Robert J. Washlow, has all of the authority of the Board of Directors between Board meetings, except to declare a dividend, authorize the issuance of stock, amend the By-Laws or take action relating to certain corporate changes.

- The Audit Committee, the members of which are James T. Brophy, Robert G. Rettig, and Ronald B. Port, M.D., reviews the scope and results of the audit by the Company's independent auditors and reviews the Company's procedures for monitoring internal accounting controls.

-  The Compensation Committee, the members of which are James T. Brophy, Robert
   G. Rettig and Ronald B. Port, M.D., makes all determinations with respect to the compensation of the Chairman of the Board and establishes general compensation policies with respect to all other executive officers of the Company.

- The Nominating Committee, the members of which are James T. Brophy, Robert G. Rettig and Ronald B. Port, M.D., reviews and recommends potential directors to the Board of Directors. The Nominating Committee will consider director nominees recommended by stockholders if such recommendations are submitted in writing to the Secretary of the Company.

-  The Incentive Stock Committee, the members of which are Sidney L. Port, James
   T. Brophy and Ronald B. Port, M.D., administers the Company's Incentive Stock Plan.

- Because of his substantial stockholdings, Sidney L. Port may be deemed to be a control person of the Company. See "Securities Beneficially Owned by Principal Stockholders and Management."

-  Ronald B. Port, M.D. is the son of Sidney L. Port.

- Robert J. Washlow is the son-in-law of Sidney L. Port. Mr. Washlow was a partner at the law firm of Vedder, Price, Kaufman & Kammholz until December 31, 1998, which firm provides legal services to the Company.

- Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated above. Mr. Washlow was a partner with the law firm of Vedder, Price, Kaufman & Kammholz for more than five years prior to the date Mr. Washlow became a member of the Office of the President and the Executive Vice President -- Corporate Affairs. Mr. Washlow has been Secretary of the Company for more than five years.

- Mr. Saranow is a director and member of the Compensation and Audit Committees of Metzler Group, Inc.

-  Mr. Brophy is a director of United Fire & Casualty Company.

- Mr. Rettig is a director of Scotsman Industries, Inc. and Trilogy Gaming Corporation.

In 1998, the Board of Directors held four meetings, the Compensation Committee held one meeting, the Audit Committee held one meeting and the Nominating Committee held two meetings. During 1998, each director attended at least 75% of the meetings of the Board and of the respective committees on which he served. The Executive Committee did not meet, as matters typically dealt with by this Committee were considered by the full Board of Directors. Directors who are not employees of the Company receive directors' fees of $12,000 annually. In 1998, each outside director was paid an additional $10,000. Neither Mr. Saranow nor Mr. Washlow received any compensation from the Company as a director in 1998.

SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

Set forth below, as of March 1, 1999 (unless otherwise indicated), are the beneficial holdings of: each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, the executive officers listed on the Summary Compensation Table below, and all executive officers and directors as a group.

                                                                                 SOLE        SHARED      PERCENT OF
                                                                               VOTING OR    VOTING OR     CLASS AT
                                                                              DISPOSITIVE  DISPOSITIVE    MARCH 1,
NAME                                                                          POWER(1)(2)     POWER         1999
----------------------------------------------------------------------------  -----------  -----------  -------------

Sidney L. Port(3) ..........................................................    3,379,482      -0-             31.6%
  1666 East Touhy Avenue
  Des Plaines, Illinois 60018
Bettie B. Port Trust(4) ....................................................    1,421,802      -0-             13.3%
  1666 East Touhy Avenue
  Des Plaines, Illinois 60018
Dimensional Fund Advisors I ................................................      656,950      -0-              6.1%
  1299 Ocean Floor
  11th Floor
  Santa Monica, CA 90401
James T. Brophy.............................................................        1,150      -0-            *
Roger Cannon................................................................        5,834       *
Bernard Kalish..............................................................       19,100      -0-            *
Ronald B. Port, M.D.........................................................       16,615      -0-            *
Robert G. Rettig............................................................          500      -0-            *
Mitchell H. Saranow(5)......................................................        8,000      -0-            *
Jerome Shaffer..............................................................       23,033       2,530         *
Peter G. Smith..............................................................       14,200      10,511         *
Robert J. Washlow...........................................................       26,890      -0-            *
All executive officers and directors as a group (14 persons)................    4,935,399      13,041          46.1%

------------------------

*   Less than 1%.

(1) Does not include certain shares held by wives and minor children in the case of Mr. Brophy (725 shares), Mr. Kalish (12,323 shares), Dr. Port (16,615 shares), Mr. Shaffer (2,450 shares), Mr. Smith (1,700 shares) and Mr. Washlow (23,100) and all executive officers and directors as a group (56,913 shares).

(2) Stockholdings shown include shares issuable upon the exercise of stock options exercisable within 60 days by Mr. Cannon (3,750 shares), Mr. Kalish (17,500 shares), Mr. Shaffer (8,000 shares), Mr. Smith (12,500 shares) and all executive officers and directors as a group (53,500 shares).

(3) Includes 1,000,000 shares held by a family limited partnership.

(4) Sidney L. Port has the sole power to vote the stock of the Bettie B. Port Trust.

(5) All 8,000 shares are owned by Saranow Investments, L.L.C.

REMUNERATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996, of those persons who were, at December 31, 1998 (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                    -------------
                                                             ANNUAL COMPENSATION     SECURITIES       ALL OTHER
                                                            ----------------------   UNDERLYING    COMPENSATION(2)
NAME AND PRINCIPAL POSITION                        YEAR       SALARY       BONUS     OPTIONS(1)          ($)
-------------------------------------------------------------------------------------------------------------------
Bernard Kalish                                        1998  $   377,266  $  -0-          -0-          $   15,200
  CHAIRMAN OF THE BOARD AND                           1997      362,068     48,180       -0-              15,200
  CHIEF EXECUTIVE OFFICER                             1996      343,747     -0-          15,000           13,500
-------------------------------------------------------------------------------------------------------------------
Sidney L. Port                                        1998      329,156     -0-          -0-              15,200
  CHAIRMAN OF THE EXECUTIVE                           1997      316,101     -0-          -0-              15,200
  COMMITTEE                                           1996      301,952     -0-          -0-              13,500
-------------------------------------------------------------------------------------------------------------------
Peter G. Smith(3)                                     1998      317,449     -0-          -0-              15,200
  PRESIDENT AND CHIEF                                 1997      304,882      9,430       -0-              15,200
  OPERATING OFFICER                                   1996      290,109     -0-          10,000           13,500
-------------------------------------------------------------------------------------------------------------------
Jerome Shaffer                                        1998      219,362     -0-          -0-              15,200
  VICE PRESIDENT AND                                  1997      210,278      5,938       -0-              15,200
  TREASURER                                           1996      205,967     -0-           6,000           13,500
-------------------------------------------------------------------------------------------------------------------
Roger Cannon                                          1998      214,525     -0-          -0-              15,200
  EXECUTIVE VICE-PRESIDENT --                         1997      203,373     17,317       -0-              15,200
  SALES -- MARKETING                                  1996      180,260     -0-           2,500           13,500
-------------------------------------------------------------------------------------------------------------------

(1) The Company has not issued stock appreciation rights or restricted stock awards to the Named Officers and does not have any "long-term incentive plans" as that term is defined in the applicable rules. The Company issued options at fair market value to the named officers as shown.

(2) These amounts represent the Company's contribution as accrued to the Company's Profit Sharing Plan.

(3) Mr. Smith retired as President and Chief Operating Officer effective December 31, 1998.

                          OPTIONS GRANTED DURING 1998

There were no stock options granted to the Named Officers during fiscal 1998.

                     AGGREGATE OF OPTIONS EXERCISED IN 1998
                     AND OPTION VALUES AT DECEMBER 31, 1998

                                                                      NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                                            OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                                        DECEMBER 31, 1998       DECEMBER 31, 1998(1)
                                                                      ----------------------  -------------------------
                                   SHARES ACQUIRED                         EXERCISABLE/             EXERCISABLE/
NAME                                 ON EXERCISE     VALUE REALIZED       UNEXERCISABLE             UNEXERCISABLE
--------------------------------  -----------------  ---------------  ----------------------  -------------------------
Bernard Kalish..................         --                --                17,500/7,500             $     0/0
Sidney L. Port..................         --                --                   --                       --
Peter G. Smith..................         --                --                12,500/5,000                   0/0
Jerome Shaffer..................         --                --                 8,000/3,000                   0/0
Roger Cannon....................         --                --                 3,750/1,250                   0/0

------------------------

(1) Based on the closing price of the Company's Common Stock as reported on the NASDAQ National Market System on December 31, 1998.

EMPLOYMENT CONTRACTS

Mr. Kalish is employed under a contract expiring in 2001 pursuant to which he will receive a minimum salary of $372,930 for 1999. The contract is automatically renewable for one year terms unless a one year notice is given. The contract provides for salary increases from time to time and for salary continuation during incapacity and for two years after death.

Under the terms of a salary continuation agreement, in the event of Mr. Port's death while employed by the Company, the Company will continue his salary for two years thereafter.

Mr. Smith retired as President and Chief Operating Officer of the Company on December 31, 1998. He will receive an annual salary of $307,109 through June 30, 2003, as provided in the Agreement of Early Retirement between Mr. Smith and the Company, which supersedes Mr. Smith's Employment Agreement. Mr. Smith has agreed to not compete with the Company for a period of two years following the later of June 30, 2003, and the date on which Mr. Smith is no longer a member of the Board of Directors.

Mr. Shaffer is employed under a contract expiring in 1999 pursuant to which he will receive a minimum salary of $223,519 for 1999. The contract is automatically renewable for one year terms unless a one year notice is given. The contract provides for salary increases from time to time and salary continuation during incapacity and for one year after death.

Mr. Cannon is employed under a contract pursuant to which he will receive a minimum salary of $230,000 for 1999. Upon the expiration of two years prior written notice, the contract is cancelable by either party. The contract provides for salary increases from time to time and salary continuation during incapacity and for one year after death.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Report of the Compensation Committee of the Board of Directors and the Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE
AS TO COMPENSATION MATTERS

OVERVIEW

The objectives of the Compensation Committee in establishing executive compensation are to provide compensation that will both attract and retain superior talent and align the interests of the Company's executive officers with the financial success of the Company. The criteria used to determine the compensation of the Chief Executive Officer are also used in determining compensation for the other executive officers.

Federal tax law imposes a $1 million limit on the tax deduction for certain executive compensation payments. Because the compensation paid to any executive officer is significantly below the $1 million threshold, the Compensation Committee has not yet had to address the issues relative thereto.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation (in the form of stock options) and various benefits, including medical and profit sharing plans, generally available to employees of the Company.

    BASE SALARY. Base salary for the executive officers was set pursuant to employment agreements described elsewhere in this proxy statement. In setting these compensation levels, the Compensation Committee considered a variety of factors, including competitive market levels, levels of responsibility as well as the unique abilities and individual experience and performance of each officer. In addition, certain of the employment agreements provide for discretionary increases in base salary. Generally, these salary increases are determined annually and correspond to increases in the consumer price index.

    INCENTIVE COMPENSATION PROGRAM. In 1995, the Board of Directors adopted the Lawson Products, Inc. Annual Incentive Compensation Program (the "Program"). Under the Program the Compensation Committee establishes annual corporate, team and individual target performance levels for each of the participating employees (which includes each of the Named Officers). Each participant is then granted an annual incentive award based upon the base salary at the beginning of the year for that participant and the degree to which the participant's predetermined targets were achieved during the year.

    STOCK OPTION PROGRAM. The Company's long-term incentive based compensation program is achieved principally through the Lawson Products, Inc. Incentive Stock Plan under which stock options (both nonqualified and incentive), stock appreciation rights and stock awards may be issued to officers and key employees. The objectives of the Plan are to align executive and stockholder long-term interests by creating a link between executive compensation and stockholder return and to enable executives and other key employees to develop and maintain a long-term stock ownership position in the Company. Under the Company's plan, the Incentive Stock Committee determines the identity of recipients and the amount of benefits to be received by each recipient. Generally, options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and have ten year terms.

    OTHER BENEFITS. The Company maintains an Executive Deferral Plan and also provides a variety of other benefits including a Profit Sharing Plan, which are generally available to Company employees.

                                          James T. Brophy
                                          Robert G. Rettig
                                          Ronald B. Port, M.D.

STOCK PRICE PERFORMANCE CHART

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Dow Jones Equity Market Index, the Dow Jones Industrial Diversified Index, the S&P Small Capitalization Index and a peer group (the "Peer Group") of the Company for the five prior fiscal years. The peer group consists of Barnes Group Inc., Strategic Distribution, Inc., SunSource Inc., Premier Farnell PLC, Vallen Corporation and NCH Corporation. The Company has decided to use different indexes than last year since the Company believes that the S&P Small Capitalization Index, of which the Company is a member, and the Peer Group, which represents similar businesses in the same industry as that of the Company, are more appropriate measures of the Company's performance. These two indexes will replace the Dow Jones Equity Market Index and the Dow Jones Industrial Diversified Index starting in next year's proxy statement.

EDGAR REPRESENTATION OF DATA POINTS USE IN PRINTED GRAPHIC

                                                                   DOW JONES     DOW JONES
                                                     LAWSON       INDUSTRIAL   EQUITY MARKET   S&P SMALL
                                                 PRODUCTS, INC.   DIVERSIFIED      INDEX          CAP        PEERS
                                                 ---------------  -----------  -------------  -----------  ---------
12/31/93.......................................     $  100.00      $  100.00     $  100.00     $  100.00   $  100.00
12/30/94.......................................         91.38         100.73         91.72         95.23      114.73
12/29/95.......................................         88.69         138.69        120.11        123.75      123.73
12/31/96.......................................         82.97         170.63        155.40        150.13      140.99
12/31/97.......................................        113.41         228.57        203.69        188.55      110.32
12/31/98.......................................         89.55         294.05        234.33        161.27       72.49

Assumes that the value of the investment in Lawson's Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.

APPROVAL OF AMENDMENTS TO THE COMPANY'S INCENTIVE STOCK PLAN

The Board of Directors recommends approval of a proposed amendment to the Lawson Products, Inc. Incentive Stock Plan, as amended, (the "Plan") to (i) include non-employee directors ("Outside Directors") as participants under the Plan, subject to certain conditions and limitations and (ii) limit the number of shares of the Company's Common Stock with respect to which options or stock appreciation rights may be granted during any calendar year to any one participant under the Plan to 60,000 shares. The Board of Directors believes that amending the Plan to include Outside Directors will enable the Company to continue to attract and retain highly qualified persons as Outside Directors of the Company and better align the interests of Outside Directors with the interests of the stockholders.

The proposed amendment to limit the number of shares of the Company's Common Stock with respect to which options or stock appreciation rights may be granted is a further limitation on the current terms of the Plan, and does not add to benefits or compensation presently available for award under the Plan. Approval of the amendment will permit the Company, assuming certain other conditions are satisfied, to avoid the limitation in Section 162(m) of the Internal Revenue Code ("Code") on the deductibility of compensation relating to stock options and stock appreciation rights granted under the Plan. Section 162(m) generally limits the deduction that may be claimed for compensation paid to the Chief Executive Officer and the four other highest paid executive officers at the end of a given fiscal year to $1,000,000 per person, subject to certain exceptions. The rule applies to all types of compensation, including amounts realized on exercise of stock options and stock appreciation rights, unless the awards and plan under which they are made qualify as "performance based" under the terms of the Code and related regulations. The Company believes that the proposed amendment to limit the number of shares of the Company's Common Stock with respect to which options or stock appreciation rights may be granted will enable the Company to avoid the Section 162(m) limitation if certain other conditions are satisfied.

SUMMARY OF THE PLAN

The Plan was adopted by the Board of Directors in 1977 and approved by the stockholders in the same year. In 1987, the Plan was amended and restated by the Board of Directors to (a) increase the number of shares of Common Stock reserved under the Plan, (b) extend the term during which benefits may be granted until December 16, 1996, and (c) amend certain other provisions of the Plan. The Plan, as amended, was approved by the stockholders that same year. In 1997, the duration of the Plan was extended until December 16, 2006.

The purpose of the Plan is to attract and retain highly qualified persons as officers and key employees (and directors if the proposed amendments are approved by the stockholders) of the Company through long-term incentives. The Plan authorizes nonqualified and incentive stock options, granted at not less than fair market value, stock appreciation rights and stock awards. All benefits terminate not more than twelve years after grant. As of March 28, 1999, 647,777 shares of Common Stock were reserved for benefits under the Plan, 270,890 of which were subject to stock options held by 140 employees. If there is a lapse, expiration or termination of any option or right prior to the issuance of shares or the payment of the equivalent thereunder, or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the Plan. No other types of benefits are outstanding under the Plan. Approximately 140 employees (including 13 officers) are participants in the Plan. The Plan is administered by the members of the Incentive Stock Committee, each of whom will be eligible to receive benefits under the Plan if the amendments to the Plan are approved, other than Sidney Port who beneficially owns more than 10 percent of the outstanding Common Stock of the Company.

FEDERAL INCOME TAXES

Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the Plan.

A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

A participant who is granted a nonqualified stock option will not have taxable income at the time of grant but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a tax deduction for the same amount.

The grant of a Stock Appreciation Right ("SAR") will produce no U.S. federal tax consequences for the participant or the Company. The exercise of an SAR results in taxable income to the participant equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise and a corresponding tax deduction for the corporation.

A participant who has been granted an award of restricted shares of Common Stock will generally not realize taxable income at the time of grant, and the Company will not be entitled to a tax deduction at the time of grant. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. The Company will be entitled to a corresponding tax deduction.

GENERAL

The Plan provides for appropriate adjustments in the event of stock splits and similar transactions. Benefits are generally not transferable except to a participant's immediate family and at death. No benefit may be granted under the Plan after December 16, 2006. Except for the $100,000 annual limitation for incentive stock options, the ineligibility of employees or directors beneficially owning more than 10% of the outstanding shares of Common Stock of the Company and the condition that participants, in the sole discretion of the Incentive Stock Committee, contribute to the success and future growth and profitability of the Company, the Plan does not limit the benefits issuable to any employee or the number of participants who may participate, and additional benefits may be granted to previous recipients of benefits to provide new incentives and reflect increased responsibilities. The Plan also provides, subject to stockholder approval, that the number of shares with respect to which options or stock appreciation rights may be granted during any calendar year to any one participant under the Plan is 60,000 shares. As of March 30, 1999, the closing price per share of the Company's Common Stock was $21.00.

Approval of the amendments to the Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE COMPANY'S INCENTIVE STOCK PLAN.

STOCKHOLDER PROPOSAL REGARDING THE SALE OR
MERGER OF THE COMPANY

The Company has been advised that Charles Miller, 23 Park Circle, Great Neck, New York 11024, who holds 200 shares of Lawson Common Stock, intends to submit the following proposal at the Annual Meeting:

                           "MAXIMIZE VALUE RESOLUTION

"Resolved that the shareholders of Lawson Products, Inc. Corporation urge the Lawson Products, Inc. Board of Directors to arrange for the prompt sale of Lawson Products, Inc. to the highest bidder.

The purpose of the Maximize Value Resolution is to give all Lawson Products, Inc. shareholders the opportunity to send a message to the Lawson Products, Inc. Board that they support the prompt sale of Lawson Products, Inc. to the highest bidder. A strong and/or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Lawson Products, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Lawson Products, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

The prompt auction of Lawson Products, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies."

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"

THE BOARD OF DIRECTORS OF THE COMPANY OPPOSES AND UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

Essentially identical proposals were submitted to the Company for the 1997 and 1998 annual meetings.

The Board believes, like the overwhelming majority of the stockholders who voted against the proposal in 1997 and 1998, that efforts seeking to force a sale of the Company are not in the best interests of the Company or its stockholders and that such efforts could seriously prejudice stockholders' financial interests.

The Board is continuing to seek to maximize stockholder value through ongoing initiatives designed to increase growth, improve efficiencies, expand and better penetrate markets and to explore potential acquisitions and alliances complimentary to the Company's business.

The Board believes that its and management's focus on the Company's newly instituted internal and external organizational modifications and efforts to improve operating efficiencies will result in increased growth and increased profitability, thereby enhancing stockholder value. The Board believes that the proposal could seriously prejudice and jeopardize the financial interests of stockholders. Although the proposal only requests and does not obligate the Board to take certain action, the Board believes that an announcement that such proposal has been adopted could severely damage the Company's relationships with its customers, independent sales agents and employees. Such results could have an adverse impact on the Company's ability to complete its ongoing organizational modifications, proceed with its cost controls and efforts toward increased growth, and to effectively compete in the short and long term, leading to a potential decline in revenues, profits and, in turn, stockholder value.

The Board notes that according to information supplied to the Company by Mr. Miller, as of September 4, 1998, the date Mr. Miller submitted his proposal, Mr. Miller held 200 shares of Lawson Common Stock with a market value of $4,400. As of March 1, 1999, the Board, in the aggregate, held approximately 46% of the outstanding Lawson Common Stock, with a market value of approximately $102 million.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL.

The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting is required for approval of the stockholder proposal. Abstentions will count as a vote against the proposal, but broker non-votes will have no effect.

STOCKHOLDER PROPOSAL REGARDING THE ELIMINATION OF
A CLASSIFIED BOARD OF DIRECTORS

The Company has been advised that William Steiner, 4 Radcliffe Drive, Great Neck, New York 11024, who holds 1,550 shares of Lawson Common Stock, intends to submit the following proposal at the Annual Meeting:

              "ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

"RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              SUPPORTING STATEMENT

The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's (sic) implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and it's (sic) stockholders.

I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"

THE BOARD OF DIRECTORS OF THE COMPANY OPPOSES AND UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

In 1982, the Board of Directors recommended that the Company elect directors to serve staggered terms so that no more than one-third of the directors are elected each year. The stockholders adopted that recommendation at the 1983 annual meeting of stockholders by an overwhelming majority vote and Article Ninth of the Certificate of Incorporation and Section 3.2 of the By-Laws of the Company were adopted.

Under Delaware law, the action recommended in the proposal can be taken only if the Board recommends an amendment to the Company's Certificate of Incorporation and directs that the amendment be submitted to a vote of stockholders. In accordance with the Company's By-Laws, an affirmative vote of 75% of the outstanding shares of Common Stock entitled to vote would be required at a future meeting of the Company's stockholders in order to amend the provision for the staggered election of directors. The Board of Directors has not recommended and does not recommend such an amendment and deems the proposal to be detrimental to the interests of the Company's stockholders.

The classification of directors has the effect of making it more difficult to change the composition of the Board at other than a moderate pace and requires that at least two-thirds of the directors serving will have had prior experience on the Board. Preventing precipitous changes in control strengthens the Board's ability, in the exercise of its fiduciary duties, to maximize the value of the stockholders' investment in the Company and serves to provide informed oversight of corporate policies, orderly development of business strategies and operations, and long-term strategic planning. It also serves as an obstacle to sudden and disruptive attempts to obtain control of the Company.

A person seeking to acquire immediate control of the Company will be required to initiate such action through arms-length negotiations with members of the Board who are in the best position to negotiate a transaction to maximize stockholder value and yield the highest price for the Company's stockholders. By virtue of staggered terms, at least two meetings of stockholders would be required to change control of the Board unless the existing Board consented to such change of control. The consent of the Board to a change of control, in turn, could be a condition to obtaining a higher price for the stockholders. Thus, having a staggered Board enhances the ability to negotiate favorable terms for all stockholders and does not necessarily discourage takeover offers.

The staggered Board notwithstanding, the stockholders retain their ability to replace incumbent directors or to propose alternative nominees for the class of directors to be elected at an annual meeting and thereby stockholders can properly and effectively express their views and influence Company policies. Those directors who remain in office will be influenced by any such stockholder action. The Board does not believe that directors elected for staggered terms are any less accountable to stockholders than if they would be elected annually. The same standards of performance apply regardless of the term of service.

The Board continues to believe as it did in 1982, that maintaining staggered terms for directors is in the best interests of the Company and its stockholders. Maintaining staggered terms represents a reasonable and appropriate means of protecting against potentially abusive and coercive tactics associated with unsolicited efforts to obtain control of the Company and to provide informed oversight in the development of policies, business strategies and operations.

The Board notes that according to information supplied to the Company by Mr. Steiner, he held 1,550 shares of Common Stock as of September 15, 1998, with a market value of $34,197. As of March 1, 1999, the Board, in the aggregate, held approximately 46% of the outstanding Lawson Common Stock, worth approximately $102 million.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL.

The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting is required for approval of the stockholder proposal. Abstentions will count as a vote against the proposal, but broker non-votes will have no effect.

INDEPENDENT AUDITORS

The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSALS OF SECURITY HOLDERS

A stockholder proposal to be presented at the annual meeting to be held in 2000 must be received at the Company's executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, by no later than December 11, 1999, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

OTHER MATTERS

The Board of Directors knows of no other proposals which may be presented for action at the meeting. However, in accordance with the By-laws of the Company, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter. In order for a proposal to properly come before a meeting, the proposal must be received by the Company not less than 90 days nor more than 110 days prior to the first anniversary of the prior year's meeting unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case notice of such proposal must be received by the Company no later than 10 days following the date on which public announcement of the date of such meeting is first made.

Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

                                          By Order of the Board of Directors
                                          Robert J. Washlow
                                          SECRETARY

April 12, 1999

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P                           LAWSON PRODUCTS, INC.

R         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON MAY 11, 1999.
O
     The undersigned hereby makes, constitutes and appoints Sidney L. Port,
X Bernard Kalish and Robert J. Washlow and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the
Y undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc., to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on May 11, 1999, at 10:00 A.M. (Local Time), or any adjournment thereof.

     The withholding of authority to vote for any nominee will allow the proxies to distribute, in their discretion, the withheld votes equally or unequally to or among the remaining nominees. The nomination of any additional person or persons by any stockholder will allow the proxies to distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors' nominees.

                 (Continued and to be signed on other side)


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                 -triangle- FOLD AND DETACH HERE -triangle-

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(Continued from other side)


/X/ Please mark your                                                   | 5302
    votes as in this                                                   |______
    example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSALS 3 AND 4.

                                   FOR            WITHHOLD AUTHORITY
                             all the nominees     to vote for all the
                              listed above       nominees listed above:
1. ELECTION OF                                                            (Instruction: To withhold autho-
   DIRECTORS                                                              rity to vote for any individual
   Nominees:                    / /                        / /            nominee, mark the "FOR" box
   Ronald B. Port, M.D.,                                                  and write the name of each
   Robert G. Rettig, and                                                  such nominee in the space pro-
   Peter G. Smith                                                         vided below.)


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
                                                  FOR       AGAINST     ABSTAIN


2. Proposal to amend the Company's                / /        / /          / /
   Incentive Stock Plan.

3. Stockholder proposal concerning the           / /         / /          / /
   sale or merger of the Company.

4. Stockholder proposal concerning               / /        / /          / /
   elimination of a classified Board of
   Directors.

5. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE, "FOR" THE PROPOSAL TO AMEND THE COMPANY'S INCENTIVE STOCK PLAN AND "AGAINST" EACH OF THE STOCKHOLDER PROPOSALS.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

NOTE: PLEASE DATE AND SIGN AS NAME APPEARS HEREON. IF SHARES ARE HELD JOINTLY
      OR BY TWO OR MORE PERSONS, EACH STOCKHOLDER NAMED SHOULD SIGN. ATTORNEYS, EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

      SIGNATURE(S):______________________________DATE:____________________,1999
      (Owner's Signature--Sign exactly as name appears hereon.)

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